EXHIBIT 3.2

CERTIFICATE OF ELIMINATION OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK OF
MARTEK BIOSCIENCES CORPORATION

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the corporation (hereinafter referred to as the “Corporation”) is Martek Biosciences Corporation.

2. The designation of the series of shares of stock of the Corporation to which this certificate relates is Series A Junior Participating Preferred Stock.

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of said series of shares of stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the certificate of incorporation of the Corporation. A certificate setting forth the said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

4. The Board of Directors of the Corporation has adopted the following resolution:

FURTHER RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation and by Section 151(g) of the DGCL, effective upon the Final Expiration Date (as defined in the 1996 Rights Plan) the Board of Directors hereby eliminates the Series A Junior Participating Preferred Stock authorized by the Corporation, none of which is currently outstanding and none of which will be issued in the future, and that all matters set forth in the Certificate of Designation with respect to such Series A Junior Participating Preferred Stock be eliminated from the Certificate of Incorporation of the Corporation;

FURTHER RESOLVED, that the appropriate officers of the Corporation be and they hereby are authorized and directed to prepare, execute and file a Certificate of Elimination of Series A Junior Participating Preferred Stock and to take such other actions as they in their sole discretion may deem necessary or appropriate to carry out the purposes of the foregoing resolution.

5. The effective time of this certificate shall be 5:00 P.M. on February 7, 2006.

Signed on February 7, 2006

/s/ Henry Linsert, Jr.
Henry Linsert, Jr.
Chairman and Chief Executive Officer